                  [Simpson Thacher & Bartlett Letterhead]

                                                            [   ] [ ], 2000

                     Re: Agreement and Plan of Merger

                              dated as of December 21, 1999, as amended,

                              among America Online, Inc., MQ Acquisition, Inc.

                              and MapQuest.com, Inc.

America Online, Inc.
22000 AOL Way
Dulles, Virginia 20166

Ladies and Gentlemen:

   We have acted as counsel to America Online, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4, File Number 333-30208 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance by the Company of up to 12,948,940 shares of common stock, par value $0.01 per share (the "America Online Common Stock"), upon consummation of the Agreement and Plan of Merger, dated as of December 21, 1999, as amended (the "'Merger Agreement"), among the Company, MQ Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and MapQuest.com, Inc., a Delaware corporation ("MapQuest"). Upon consummation of the Merger (as defined in the Merger Agreement), Merger Sub will be merged with and into MapQuest and each outstanding share of common stock, $0.001 per share, of MapQuest will be converted into the right to receive shares of the Company (the "Shares"), all as more fully described in the Registration Statement and the Merger Agreement.

     We have examined the Registration Statement and the Merger Agreement and the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

   In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

   Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

   We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

   We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Opinion" in the prospectus included in the Registration Statement.

                                          Very truly yours,